Exhibit 99.1

NEWS

United Industrial Corporation Completes Divesture of
Detroit Stoker Company Subsidiary

IR Contact:	Media Contact:
Stuart F. Gray	Sharon C. Corona
410-628-8686	410-628-3184
grays@aaicorp.com	corona@aaicorp.com

HUNT VALLEY, Md., January 3, 2007 — United Industrial Corporation (NYSE: UIC) today announced completion of the sale of its wholly owned energy subsidiary, Detroit Stoker Company, for total consideration of $22.2 million.

Pursuant to the definitive merger agreement, Detroit Stoker merged with Bram Acquisition Corp., a wholly owned subsidiary of DSC Services, Inc., a newly formed corporation affiliated with a private investment group. The merged enterprise will retain the Detroit Stoker Company name.

United Industrial received $17.2 million in cash at closing and a $5.0 million promissory note guaranteed in part by a principal of the affiliated private investment group.

Imperial Capital, LLC, an investment bank based in Los Angeles, acted as exclusive financial advisor to UIC in structuring the transaction.

United Industrial Corporation designs, produces, and supports aerospace and defense systems through its wholly owned subsidiaries AAI Corporation, AAI Services Corporation, Aerosonde Pty Ltd, ESL Defence Limited, McTurbine Inc., and Symtx, Inc. Products and services include unmanned aircraft systems, training and simulation systems, automated aircraft test and maintenance equipment, armament systems, logistical and engineering services, and other leading-edge technology solutions for aerospace and defense needs.

For more information on United Industrial Corporation, visit www.unitedindustrial.com.

Except for the historical information contained herein, information set forth in this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and variations of such words and similar expressions that indicate future events and trends are intended to identify such forward-looking statements, which include, but are not limited to, projections of revenues, earnings, segment performance, cash flows, and contract awards. These forward-looking statements are subject to risks and uncertainties, including without limitation, program cancellations and changes in program funding, which could cause the company’s actual results or performance to differ materially from those expressed or implied in such statements. The company makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date hereof that may affect the accuracy of any forward-looking statement. For additional information about the company and its various risk factors, please see the company’s most recent Annual Report on Form 10-K and other documents as filed with the Securities and Exchange Commission.

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